EXHIBIT 99.1

Contact:	The Aaron's Company, Inc.
Michael P. Dickerson
Vice President, Corporate Communications & Investor Relations
678.402.3590
Mike.Dickerson@Aarons.com

The Aaron's Company Reports Third Quarter Revenues and Earnings
Raises Revenue and Earnings Outlook for 2021

Third Quarter Financial Highlights
•Total Revenues of $452.2 Million, a 2.5% Increase
•Same Store Revenues Increased 4.6%; E-commerce Revenues Increased 13.3%
•Net Income of $24.3 Million; Adjusted EBITDA of $53.6 Million
•Diluted EPS of $0.73; Non-GAAP Diluted EPS of $0.83
•Returned $37.5 Million to Shareholders Through Share Repurchases
Refer to the "Basis of Presentation" section below for information regarding the consolidated and combined financial results for the periods discussed in this release.

ATLANTA, October 26, 2021 - The Aaron’s Company, Inc. (NYSE: AAN), a leading, technology-enabled, omnichannel provider of lease-to-own and purchase solutions, today announced financial results for the third quarter ended September 30, 2021.
“I am pleased to announce that Aaron’s third quarter results exceeded our expectations as we continue to track ahead of our long-term strategic plan. In the nearly one-year since our spin transaction, we have strengthened Aaron’s leadership position in the direct-to-consumer lease-to-own market. Through continued investments in our fast-growing e-commerce channel, predictive lease decisioning engine and high-performing GenNext stores, we are delivering a better customer experience, greater productivity and long-term growth in our business.
"With strong third quarter results, we are again raising our revenue and earnings outlook for the full year 2021. I am encouraged by the continued year-over-year growth in our lease portfolio and the robust inventory position we have built as we enter the peak demand season," said Douglas Lindsay, Chief Executive Officer of The Aaron’s Company.

Results of Operations - Third Quarter 2021
For the third quarter of 2021, total revenues were $452.2 million compared with $441.0 million for the third quarter of 2020, an increase of 2.5%. The increase in revenues was primarily due to the increasing size and quality of our lease portfolio, partially offset by lower customer payment activity during the quarter and the reduction of 79 franchised stores during the 15-month period ended September 30, 2021. E-commerce revenues were up 13.3% compared to the prior year quarter and represented 14.3% of lease revenues compared to 13.1% in the prior year quarter.
On a same store basis, lease and retail revenues increased 4.6% in the third quarter compared to the prior year quarter. Same store revenue growth was primarily driven by a larger same store lease portfolio size to begin the quarter, partially offset by lower customer payment activity as compared to the prior year.
Net earnings for the third quarter of 2021 were $24.3 million compared to $32.6 million in the prior year period. Net earnings in the third quarter of 2021 included $2.9 million in pre-tax restructuring charges and $0.4 million in pre-tax spin-related separation charges. Net earnings in the third quarter of 2020 included $4.0 million in pre-tax restructuring charges and $1.7 million in pre-tax spin-related separation and retirement charges.
Adjusted EBITDA for the Company was $53.6 million for the third quarter of 2021, compared with $64.3 million for the same period in 2020, a decrease of $10.7 million, or 16.6%. As a percentage of revenues, Adjusted EBITDA margin was 11.9% in the third quarter of 2021 compared with 14.6% for the same period in 2020. The decline in Adjusted EBITDA and Adjusted EBITDA margin was primarily due to the expected increase in lease merchandise write-offs and lower customer payment activity compared to the stimulus-aided levels in the third quarter of last year.
Diluted earnings per share for the third quarter of 2021 were $0.73 compared with diluted earnings per share of $0.96 in the year ago same period. On a non-GAAP basis, diluted earnings per share were $0.83 in the third quarter of 2021 compared with non-GAAP diluted earnings per share of $1.10 for the same quarter in 2020.

During the third quarter, the Company repurchased 1,333,264 shares of Aaron's common stock for a total purchase price of approximately $37.5 million. For the year-to-date period through October 22, 2021, the Company repurchased 3,034,097 shares of Aaron's common stock for a total purchase price of approximately $90.4 million. As of October 22, 2021, the Company had approximately $59.6 million remaining under its $150 million share repurchase program.
During the quarter, the Company's Board of Directors declared a quarterly cash dividend of $0.10 per share which was paid on October 5, 2021.
As of September 30, 2021, the company had no debt and total available liquidity of $247.5 million, which includes $14.8 million of cash and $232.7 million of availability under the Company's existing revolving credit facility.
Franchise Performance
Franchisee revenues totaled $79.8 million for the three months ended September 30, 2021, a decrease of 21.2% from the three months ended September 30, 2020 primarily due to a reduction in franchise locations. Same store revenues for franchised stores increased 2.1% for the three months ended September 30, 2021 compared with the same quarter in 2020. Revenues and customers of franchisees are not revenues and customers of the Company.

2021 Outlook
The Company has revised its full year 2021 outlook. For the full year 2021, we increased our expected total revenues to between $1.820 billion and $1.830 billion. We also increased our expected Adjusted EBITDA to between $225 million and $230 million.
For the full year 2021 updated outlook, we have assumed an effective tax rate for 2021 of approximately 26%, depreciation and amortization of approximately $70 million, and a diluted weighted average share count of approximately 34 million shares. We have lowered our 2021 annual free cash flow outlook to between $30 million and $40 million primarily as a result of incremental lease merchandise purchased during the third quarter. This outlook assumes no significant deterioration in the current retail environment, state of the U.S. economy or global supply chain as compared to its current condition.

	Current Outlook[1]		Previous Outlook[1]
	October 26, 2021		July 27, 2021
(In thousands)	Low	High	Low	High
Total Revenues	$1,820,000	$1,830,000	$1,775,000	$1,800,000
Adjusted EBITDA[2]	225,000	230,000	215,000	225,000
Capital Expenditures	90,000	100,000	90,000	100,000
Free Cash Flow[2]	30,000	40,000	90,000	100,000
Annual Same Store Revenues	7.5%	8.5%	6.0%	8.0%
1 See the “Use of Non-GAAP Financial Information” section accompanying this press release.
2 See the "Reconciliation of 2021 Current Outlook" and "Reconciliation of 2021 Previous Outlook" sections accompanying this press release.
The benefits to our customers from government stimulus programs declined in the third quarter, and as expected, resulted in lower customer payment activity as compared to the prior year. Over the next three to four quarters, we expect customer payment activity to remain above pre-pandemic levels but below that experienced in the 2021 year-to-date period.

Basis of Presentation
The financial statements and related results discussed herein for periods prior to and through the date of the separation and distribution, November 30, 2020, were prepared on a combined standalone basis and were derived from the consolidated financial statements and accounting records of PROG Holdings, Inc. The financial statements for the periods subsequent to December 1, 2020 and through September 30, 2021 are consolidated financial statements of the Company and its subsidiaries, each of which is wholly-owned, and is based on the financial position and results of operations of the Company as a standalone company.
The combined financial statements prepared through November 30, 2020 include all revenues and costs directly attributable to the Company and an allocation of expenses from PROG Holdings, Inc. related to certain corporate functions and actions. These costs include executive management, finance, treasury, tax, audit, legal, information technology, human resources and risk management functions and the related benefit cost associated with such functions, including stock-based compensation. These expenses have been allocated to the Company based on direct usage or benefit where specifically identifiable, with the remaining expenses allocated primarily on a pro rata basis using an applicable measure of revenues, headcount or other relevant measures.
Conference Call and Webcast
The Company will hold a conference call to discuss its quarterly results on October 26, 2021, at 8:30 a.m. Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Company's investor relations website, investor.aarons.com. The webcast will be archived for playback at that same site.

About The Aaron's Company Inc.
    Headquartered in Atlanta, The Aaron's Company, Inc. (NYSE: AAN), is a leading, technology-enabled, omni-channel provider of lease-to-own and purchase solutions. The Aaron’s Company engages in the sales and lease ownership and specialty retailing of furniture, appliances, electronics, computers and a variety of other products and accessories through its approximately 1,300 Company-operated and franchised stores in 47 states and Canada, as well as its e-commerce platform, Aarons.com. For more information, visit investor.aarons.com and Aarons.com.
Forward-Looking Statements
Statements in this news release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as “remain,” “believe,” “outlook,” “expect,” “assume,” “assumed,” and similar terminology. These risks and uncertainties include factors such as (i) any ongoing impact of the COVID-19 pandemic due to new variants or efficacy and rate of vaccinations, as well as related measures taken by governmental or regulatory authorities to combat the pandemic, including the impact of federal vaccine mandates on our workforce and whether additional government stimulus payments or supplemental unemployment benefits will be approved, and the nature, amount and timing of any such payments or benefits, (ii) the possibility that the operational, strategic and shareholder value creation opportunities expected from the separation and spin-off of the Aaron’s Business into what is now The Aaron’s Company, Inc. may not be achieved in a timely manner, or at all; (iii) the failure of that separation to qualify for the expected tax treatment; (iv) changes in the enforcement and interpretation of existing laws and regulations and the adoption of new laws and regulations that may unfavorably impact our business; (v) legal and regulatory proceedings and investigations, including those related to consumer protection laws and regulations, customer privacy, third party and employee fraud and information security; (vi) the risks associated with our strategy and strategic priorities not being successful, including our e-commerce and real estate repositioning and optimization initiatives or being more costly than anticipated; (vii) risks associated with the challenges faced by our business, including the commoditization of consumer electronics and our high fixed-cost operating model; (viii) increased competition from traditional and virtual lease-to-own competitors, as well as from traditional and online retailers and other competitors; (ix) financial challenges faced by our franchisees; (x) increases in lease merchandise write-offs, and the potential limited duration and impact of stimulus and other government payments made by Federal and State governments to counteract the economic impact of the pandemic; (xi) the availability and prices of supply chain resources, including products and transportation; and (xii) the other risks and uncertainties discussed under "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020. Statements in this press release that are “forward-looking” include without limitation statements about: (i) the execution of our key strategic priorities; (ii) the growth and other benefits we expect from executing those priorities; (iii) our 2021 financial performance outlook; and (iv) the impact on our 2021 financial performance of additional rounds of government stimulus payments. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances after the date of this press release.

THE AARON'S COMPANY, INC.
Condensed Consolidated and Combined Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended		(Unaudited) Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
REVENUES:
Lease and Retail Revenues	$413,666	$397,736	$1,286,251	$1,190,903
Non-Retail Sales	32,159	34,820	94,563	94,710
Franchise Royalties and Other Revenues	6,328	8,405	19,888	19,134
	452,153	440,961	1,400,702	1,304,747
COST OF REVENUES:
Cost of Lease and Retail Revenues	138,448	132,288	433,149	412,009
Non-Retail Cost of Sales	29,063	29,109	85,163	82,006
	167,511	161,397	518,312	494,015
GROSS PROFIT	284,642	279,564	882,390	810,732
OPERATING EXPENSES:
Personnel Expenses	122,901	117,764	369,190	351,905
Other Operating Expenses, Net	105,428	105,364	327,840	322,422
Provision for Lease Merchandise Write-Offs	19,799	9,305	45,333	47,478
Restructuring Expenses, Net	2,899	4,041	8,134	33,318
Impairment of Goodwill	—	—	—	446,893
Retirement Charges	—	574	—	574
Separation Costs	397	1,160	6,033	1,160
	251,424	238,208	756,530	1,203,750
OPERATING PROFIT (LOSS)	33,218	41,356	125,860	(393,018)
Interest Expense	(322)	(1,973)	(1,117)	(8,625)
Other Non-Operating (Expense) Income, Net	(88)	698	1,058	887
EARNINGS (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)	32,808	40,081	125,801	(400,756)
INCOME TAX EXPENSE (BENEFIT)	8,460	7,468	32,155	(131,969)
NET EARNINGS (LOSS)	$24,348	$32,613	$93,646	$(268,787)

EARNINGS (LOSS) PER SHARE	$0.75	$0.96	$2.79	$(7.94)
EARNINGS (LOSS) PER SHARE ASSUMING DILUTION	$0.73	$0.96	$2.74	$(7.94)
WEIGHTED AVERAGE SHARES OUTSTANDING	32,485	33,842	33,513	33,842
WEIGHTED AVERAGE SHARES OUTSTANDING ASSUMING DILUTION	33,188	33,842	34,216	33,842

THE AARON'S COMPANY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	September 30, 2021	December 31, 2020
ASSETS:
Cash and Cash Equivalents	$14,846	$76,123
Accounts Receivable (net of allowances of $6,343 at September 30, 2021 and $7,613 at December 31, 2020)	30,316	33,990
Lease Merchandise (net of accumulated depreciation and allowances of $446,806 at September 30, 2021 and $458,405 at December 31, 2020)	775,012	697,235
Property, Plant and Equipment, Net	214,375	200,370
Operating Lease Right-of-Use Assets	257,496	238,085
Goodwill	13,162	7,569
Other Intangibles, Net	5,681	9,097
Income Tax Receivable	3,620	1,093
Prepaid Expenses and Other Assets	101,904	89,895
Total Assets	$1,416,412	$1,353,457
LIABILITIES & SHAREHOLDERS' EQUITY:
Accounts Payable and Accrued Expenses	$259,204	$230,848
Deferred Income Taxes Payable	88,567	62,601
Customer Deposits and Advance Payments	55,361	68,894
Operating Lease Liabilities	291,750	278,958
Debt	—	831
Total Liabilities	694,882	642,132

Shareholders' Equity:
Common Stock, Par Value $0.50 Per Share: Authorized: 112,500,000 Shares at September 30, 2021 and December 31, 2020; Shares Issued: 35,525,922 at September 30, 2021 and 35,099,571 at December 31, 2020	17,763	17,550
Additional Paid-in Capital	720,194	708,668
Retained Earnings	85,421	1,881
Accumulated Other Comprehensive Loss	(704)	(797)
	822,674	727,302
Less: Treasury Shares at Cost
3,760,052 Shares at September 30, 2021 and 894,660 at December 31, 2020	(101,144)	(15,977)
Total Shareholders’ Equity	721,530	711,325
Total Liabilities & Shareholders’ Equity	$1,416,412	$1,353,457

THE AARON'S COMPANY, INC.
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(Unaudited)	Nine Months Ended September 30,
(In Thousands)	2021	2020
OPERATING ACTIVITIES:
Net Earnings (Loss)	$93,646	$(268,787)
Adjustments to Reconcile Net Earnings (Loss) to Net Cash Provided by Operating Activities:
Depreciation of Lease Merchandise	397,701	382,956
Other Depreciation and Amortization	51,729	50,699
Provision for Lease Merchandise Write-Offs	45,333	47,478
Accounts Receivable Provision	18,840	22,089
Stock-Based Compensation	9,863	9,324
Deferred Income Taxes	25,966	(83,278)
Impairment of Assets	3,937	469,783
Non-Cash Lease Expense	69,205	72,231
Other Changes, Net	(3,851)	1,398
Changes in Operating Assets and Liabilities:
Lease Merchandise	(519,139)	(309,745)
Accounts Receivable	(15,511)	(17,409)
Prepaid Expenses and Other Assets	(15,151)	5,552
Income Tax Receivable	(2,527)	636
Operating Lease Right-of-Use Assets and Liabilities	(78,641)	(81,240)
Accounts Payable and Accrued Expenses	22,917	33,745
Customer Deposits and Advance Payments	(13,923)	1,806
Cash Provided by Operating Activities	90,394	337,238
INVESTING ACTIVITIES:
Insurance Proceeds relating to Property, Plant and Equipment	373	—
Proceeds from Investments	1,974	—
Purchases of Property, Plant & Equipment	(67,456)	(45,704)
Proceeds from Dispositions of Property, Plant, and Equipment	10,330	3,815
Acquisitions of Businesses and Customer Agreements, Net of Cash Acquired	(6,934)	(2,875)
Proceeds from Dispositions of Businesses and Customer Agreements, Net of Cash Disposed	158	358
Cash Used in Investing Activities	(61,555)	(44,406)
FINANCING ACTIVITIES:
Proceeds from Debt	—	5,625
Repayments on Debt	(740)	(61,515)
Dividends Paid	(6,770)	—
Acquisition of Treasury Stock	(81,740)	—
Issuance of Stock Under Stock Option Plans	1,876	—
Shares Withheld for Tax Payments	(2,729)	—
Net Transfers From Former Parent	—	148,189
Debt Issuance Costs	—	(1,020)
Cash (Used in) Provided by Financing Activities	(90,103)	91,279
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(13)	(22)
(Decrease) Increase in Cash and Cash Equivalents	(61,277)	384,089
Cash and Cash Equivalents at Beginning of Period	76,123	48,773
Cash and Cash Equivalents at End of Period	$14,846	$432,862

Use of Non-GAAP Financial Information:
Non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and adjusted EBITDA are supplemental measures of our performance that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). Non-GAAP net earnings and non-GAAP diluted earnings per share for 2021 exclude certain charges including amortization expense resulting from franchisee acquisitions, restructuring charges, and separation costs associated with the separation and distribution transaction that resulted in our spin-off into a separate publicly-traded company. Non-GAAP net earnings and non-GAAP diluted earnings per share for 2020 exclude certain charges including amortization expense resulting from franchisee acquisitions, early termination charges incurred to terminate a sales and marketing agreement, goodwill impairment charges, restructuring charges, separation and retirement costs associated with the separation and distribution transaction that resulted in our spin-off into a separate publicly-traded company, and an income tax benefit resulting from the revaluation of a net operating loss carryback. The amounts for these pre-tax non-GAAP adjustments, which are tax-effected using estimated tax rates which are commensurate with non-GAAP pre-tax earnings, can be found in the Reconciliation of Earnings (Loss) Before Income Taxes and Earnings (Loss) Per Share Assuming Dilution to Non-GAAP Net Earnings and Non-GAAP Earnings Per Share Assuming Dilution table in this press release.
The EBITDA and adjusted EBITDA figures presented in this press release are calculated as the Company’s earnings before interest expense, depreciation on property, plant and equipment, amortization of intangible assets and income taxes. Adjusted EBITDA also excludes the other adjustments described in the calculation of non-GAAP net earnings above. Adjusted EBITDA margin is defined as EBITDA as a percentage of revenue. The amounts for these pre-tax non-GAAP adjustments can be found in the Quarterly EBITDA tables in this press release.
Management believes that non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and Adjusted EBITDA provide relevant and useful information, and are widely used by analysts, investors and competitors in our industry as well as by our management in assessing both consolidated and business unit performance.
Non-GAAP net earnings and non-GAAP diluted earnings per share provide management and investors with an understanding of the results from the primary operations of our business by excluding the effects of certain items that generally arose from larger, one-time transactions that are not reflective of the ordinary earnings activity of our operations or transactions that have variability and volatility of the amount. This measure may be useful to an investor in evaluating the underlying operating performance of our business.

EBITDA and adjusted EBITDA also provide management and investors with an understanding of one aspect of earnings before the impact of investing and financing charges and income taxes. These measures may be useful to an investor in evaluating our operating performance and liquidity because the measures:
•Are widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon accounting methods, book value of assets, capital structure and the method by which assets were acquired, among other factors.
•Are a financial measurement that is used by rating agencies, lenders and other parties to evaluate our creditworthiness.
•Are used by our management for various purposes, including as a measure of performance of our operating entities and as a basis for strategic planning and forecasting.
The Free Cash Flow figures presented in this press release are calculated as the Company's cash flows provided by operating activities less capital expenditures. Management believes that Free Cash Flow is an important measure of liquidity provides relevant and useful information, and are widely used by analysts, investors and competitors in our industry as well as by our management in assessing liquidity.
    Non-GAAP financial measures, however, should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company’s GAAP basis net earnings and diluted earnings per share, the Company's GAAP revenues and earnings before income taxes and GAAP cash from operating activities, which are also presented in the press release. Further, we caution investors that amounts presented in accordance with our definitions of non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA, adjusted EBITDA and Free Cash Flow may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.

Reconciliation of Earnings (Loss) Before Income Taxes and Earnings (Loss) Per Share Assuming Dilution to Non-GAAP Net Earnings and Non-GAAP Earnings Per Share Assuming Dilution
(In thousands, except per share)

	(Unaudited) Three Months Ended		(Unaudited) Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Earnings (Loss) Before Income Taxes	$32,808	$40,081	$125,801	$(400,756)
Add: Franchisee-Related Intangible Amortization Expense	1,035	1,465	3,970	4,484
Add: Restructuring Expenses, net	2,899	4,041	8,134	33,318
Add: Sales and Marketing Early Contract Termination Fees	—	—	—	14,663
Add: Separation Costs	397	1,160	6,033	1,160
Add: Impairment of Goodwill	—	—	—	446,893
Add: Retirement Charges	—	574	—	574
Non-GAAP Earnings Before Income Taxes	37,139	47,321	143,938	100,336

Income taxes, calculated using a non-GAAP Effective Tax Rate	9,577	10,184	$36,791	$25,044
Non-GAAP Net Earnings	$27,562	$37,137	$107,147	$75,292

NOL Carryback Revaluation(1)	—	—	—	(34,191)

Earnings (Loss) Per Share Assuming Dilution	$0.73	$0.96	$2.74	$(7.94)
Add: Franchisee-Related Intangible Amortization Expense	0.03	0.04	0.12	0.13
Add: Restructuring Expenses, net	0.09	0.12	0.24	0.98
Add: Sales and Marketing Early Contract Termination Fees	—	—	—	0.43
Add: Separation Costs	0.01	0.03	0.18	0.03
Add: Impairment of Goodwill	—	—	—	13.21
Add: Retirement Charges	—	0.02	—	0.02
Less: NOL Carryback Revaluation(1)	—	—	—	(1.01)
Tax Effect of Non-GAAP adjustments	$(0.03)	$(0.08)	$(0.14)	$(3.63)
Non-GAAP Earnings Per Share Assuming Dilution(2)	$0.83	$1.10	$3.13	$2.22

Weighted Average Shares Outstanding Assuming Dilution	33,188	33,842	34,216	33,842
(1)This Non-GAAP adjustment directly impacted income tax benefit during the nine months ended September 30, 2020. While the inclusion of this adjustment is not necessary to reconcile from Non-GAAP earnings before income taxes to Non-GAAP net earnings in the above table, it is necessary to reconcile from losses per share assuming dilution (based on GAAP net earnings) to Non-GAAP earnings per share assuming dilution for the nine months ended September 30, 2020.
(2)In some cases, the sum of individual EPS amounts may not equal total non-GAAP EPS calculations due to rounding.

The Aaron's Company, Inc.
Non-GAAP Financial Information
Quarterly and Year-To Date EBITDA
(In thousands)

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net Earnings (Loss)	$24,348	$32,613	$93,646	$(268,787)
Income Taxes	8,460	7,468	32,155	(131,969)
Earnings (Loss) Before Income Taxes	$32,808	$40,081	$125,801	$(400,756)
Interest Expense	322	1,973	1,117	8,625
Depreciation	15,980	14,823	47,244	45,585
Amortization	1,202	1,640	4,485	5,114
EBITDA	$50,312	$58,517	$178,647	$(341,432)
Sales and Marketing Early Contract Termination Fees	—	—	—	14,663
Separation Costs	397	1,160	6,033	1,160
Restructuring Expenses, net	2,899	4,041	8,134	33,318
Impairment of Goodwill	—	—	—	446,893
Retirement Charges	—	574	—	574
Adjusted EBITDA	$53,608	$64,292	$192,814	$155,176

Reconciliation of 2021 Current Outlook for Adjusted EBITDA
(In thousands)

Fiscal Year 2021 Ranges
Consolidated Total
Estimated Net Earnings	$104,000 - $107,000
Income Taxes	36,000 - 38,000
Projected Earnings Before Income Taxes	140,000 - 145,000
Interest Expense	1,000
Depreciation and Amortization	70,000
Projected EBITDA	$211,000 - $216,000
Projected Other Adjustments, Net[1]	14,000
Projected Adjusted EBITDA	$225,000 - $230,000
1 Projected Other Adjustments include non-GAAP charges related to restructuring charges and separation costs associated with the separation and distribution transaction that resulted in our spin-off into a separate publicly-traded company.

Reconciliation of 2021 Current Outlook for Free Cash Flow
(In thousands)

Fiscal Year 2021 Ranges
Consolidated Total
Cash Provided by Operating Activities	$120,000 - $140,000
Capital Expenditures	90,000 - 100,000
Free Cash Flow	$30,000 - $40,000

Reconciliation of 2021 Previous Outlook for Adjusted EBITDA
(In thousands)

Fiscal Year 2021 Ranges
Consolidated Total
Estimated Net Earnings	$100,000 - $104,000
Income Taxes	35,000 - 36,000
Projected Earnings Before Income Taxes	135,000 - 140,000
Interest Expense	1,000
Depreciation and Amortization	70,000 - 75,000
Projected EBITDA	$206,000 - $216,000
Projected Other Adjustments, Net[1]	9,000
Projected Adjusted EBITDA	$215,000 - $225,000
1 Projected Other Adjustments include non-GAAP charges related to restructuring charges and separation costs associated with the separation and distribution transaction that resulted in our spin-off into a separate publicly-traded company.

Reconciliation of 2021 Previous Outlook for Free Cash Flow
(In thousands)

Fiscal Year 2021 Ranges
Consolidated Total
Cash Provided by Operating Activities	$180,000 - $200,000
Capital Expenditures	90,000 - 100,000
Free Cash Flow	$90,000 - $100,000